Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces Second Quarter 2003 Financial Results

—Development Program Highlights Reviewed—

Plymouth Meeting, PA, August 12, 2003 /PRNewswire/ — Genaera Corporation (NASDAQ: GENR) announced today its financial results for the three and six-month periods ended June 30, 2003. The net loss applicable to common shareholders for the three months ended June 30, 2003 was $1,523,000, or $(0.04) per share, as compared to $3,330,000, or $(0.09) per share, for the three months ended June 30, 2002. The net loss applicable to common shareholders for the six months ended June 30, 2003 was $3,125,000, or $(0.09) per share, as compared to $7,401,000, or $(0.22) per share, for the six months ended June 30, 2002.

Revenues for the three and six-month periods ended June 30, 2003 were $389,000 and $876,000, respectively, resulting from the interleukin-9 (IL-9) antibody collaboration executed in April 2001 with MedImmune, Inc., and grant support. In April 2003, the Company recognized in revenue the remaining portion of the last of eight payments over two years under the MedImmune $2.5 million of research and development funding, although it will continue to receive reimbursement from MedImmune for certain external costs related to this program. This amount also reflects $228,000 of grant support received in the three- and six-month periods ended June 30, 2003 from the National Institutes of Health related to certain research projects. Revenues for the three- and six-month periods ended June 30, 2002 were $417,000 and $853,000, respectively, resulting primarily from the MedImmune collaboration.

Genaera’s research and development expenses significantly decreased in the three-month period ended June 30, 2003, as compared to the same period in 2002, from $2.9 million in 2002 to $1.3 million in 2003, due to reduced manufacturing and development efforts in the squalamine program, partially offset by increases in the LOMUCIN™ development efforts, and reduced continuing payroll and related costs associated with the realignments of operations in 2002. Genaera’s general and administrative expenses also decreased in the three-month period ended June 30, 2003, as compared to the same period in 2002, from $863,000 in 2002 to $531,000 in 2003, due principally to decreases in G&A personnel, cost containment initiatives and gains from the sale of excess research equipment.

Genaera’s research and development expenses significantly decreased in the six-month period ended June 30, 2003, as compared to the same period in 2002, from $6.5 million in 2002 to $3.0 million in 2003, due to reduced manufacturing and development efforts in the squalamine program, as well as reduced continuing payroll and related costs associated with the realignments of operations in 2002. Genaera’s general and administrative expenses also decreased in the six-month period ended June 30, 2003, as compared to the same period in 2002, from $1.7 million in 2002 to $858,000 in 2003, due principally to decreases in G&A personnel, cost containment initiatives and gains from the sale of excess research equipment.

Genaera’s cash and investment balance at June 30, 2003 was $8.9 million. This balance reflects the successful completion of the Series C preferred stock financing in May 2003 for gross proceeds to the Company of approximately $5.0 million, before offering costs. It also reflects the maturity and pay-down of the Company’s $2.5 million note payable in June 2003 from its collateralized cash.

Roy C. Levitt, MD, President and Chief Executive Officer, commented, “This was a very productive quarter for Genaera, as all of our development programs progressed nicely. For squalamine, we reported in May positive early results in its Phase I/II wet age-related macular degeneration (AMD) clinical trial, which was in advance of the strikingly positive clinical results from our key 2-month data announced on August 4th. Additionally, promising interim response results for squalamine in its Phase IIb non-small cell lung cancer clinical trial were released in early June, and we expect to present survival data from this study in the first half of 2004. Our prostate cancer Phase II study of squalamine, funded in part by a government grant, also continues. Regarding our other drug development efforts, the mucoregulator and IL-9 respiratory programs were highlighted through several presentations at the American Thoracic Society meeting. Development of our mucoregulator drug LOMUCINTM is currently focused on cystic fibrosis. We anticipate that the top-line results from the Phase II LOMUCINTM trial in Ireland will be presented in the second half of October at the North American Cystic Fibrosis Conference. Genaera was also pleased to receive the first patent for our chloride channel therapeutic target, hCLCA1. Regarding the IL9 antibody program, we understand that MedImmune remains on track to advance this program to an IND filing later in 2003.”

Dr. Levitt continued, “During the second quarter we secured funding through a private placement. We will continue to concentrate our investment and internal efforts on our two most advanced clinical development programs, squalamine and LOMUCINTM, while at the same time pursuing program-specific business development opportunities. We are also continuing to explore other strategic transactions that may facilitate an increase in stockholder value.”

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for eye disease and cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company’s website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding these preliminary results, future clinical development plans and prospects for Genaera’s programs. You may identify some of these forward-

looking statements by the use of words in the statements such as “anticipate,” “develop,” “expect,” and “continue,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including squalamine, may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

GENAERA CORPORATION

CONDENSED STATEMENT OF OPERATIONS

(unaudited)

(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues	$389	$417	$876	$853

Costs and expenses
Research and development	1,252	2,895	2,986	6,548
General and administrative	531	863	858	1,738

	1,783	3,758	3,844	8,286

Loss from operations	(1,394)	(3,341)	(2,968)	(7,433)

Interest income	22	71	46	153
Interest expense	(30)	(43)	(64)	(86)

	(8)	28	(18)	67

Net loss	(1,402)	(3,313)	(2,986)	(7,366)
Dividends on preferred stock	121	17	139	35

Net loss applicable to common stockholders	$(1,523)	$(3,330)	$(3,125)	$(7,401)

Net losses applicable to common stockholders per share—basic and diluted	$(0.04)	$(0.09)	$(0.09)	$(0.22)

Weighted average shares outstanding—basic and diluted	35,691	35,353	35,679	34,117

CONDENSED BALANCE SHEETS

(unaudited)

(amounts in thousands)

	June 30, 2003	December 31, 2002
Cash and investments	$8,943	$9,400
Prepaid expenses and other current assets	430	186
Fixed assets, net	1,296	1,541
Other assets	64	64

Total assets	$10,733	$11,191

Current liabilities	$1,200	$3,859
Long-term liabilities	1,896	1,704
Redeemable convertible preferred stock	—	1,117
Stockholders’ equity	7,637	4,511

Total liabilities and stockholders’ equity	$10,733	$11,191